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                                                                   EXHIBIT 10.11

                        BALDWIN TECHNOLOGY COMPANY, INC.
                 FY 2010 MANAGEMENT INCENTIVE COMPENSATION PLAN
                             AS APPROVED AUGUST 2009

I    OBJECTIVE

     The purpose of the Baldwin Technology Company, Inc. (the "Company" or "Baldwin") Management Incentive Compensation Plan ("MICP" or the "Plan") is to provide a financial incentive (bonus) to key Baldwin employees around the world to work together for the common good of the Company as the Company pursues its strategic business initiatives.

II   MICP CRITERIA AND IMPLEMENTATION

     A. The MICP is structured so that the formulas pay 50 percent (50%) of a participant's 100% Total Bonus Opportunity (100% TBO) upon attaining the budgeted Annual Operating Plan ("AOP") objectives. In order for a participant to exceed 50% of his/her 100% TBO, Baldwin must achieve results that exceed the budgeted AOP objectives.

     B. With the exception of the participants from Oxy-Dry Food Blends ("Food Blends"), each MICP participant's bonus opportunity will be based on Baldwin's total consolidated financial results. Food Blends will remain as a separate reporting entity for calculating MICP bonuses and they will continue to have their bonus based on 50% of Baldwin's consolidated financial results and 50% on the Food Blends financial results.

     C. There are seven bonus percentage classifications ranging from 7.5% to 50%. A participant is eligible to participate in the MICP as a target bonus percentage of his/her base salary in effect on July 1st of the fiscal year. This percentage, when multiplied by the participant's base salary is his/her 100% TBO.

     D. The total maximum bonus opportunity is capped at one hundred and fifty percent (150%) of the 100% TBO (1.5 times the 100% TBO). The 150% maximum bonus cap does not apply to each financial objective separately - one objective is capped at a level higher than 150% and one is capped at a level lower than 150%. However, the total maximum bonus opportunity cap of the two is 150%.

     E. The expense of the MICP bonuses to be paid will be included in the operating expenses when calculating whether or not the MICP objectives have been achieved and a bonus earned.

     F. There are two objectives for the MICP for both Baldwin and Food Blends participants. Payment of an MICP bonus will be based on achieving and exceeding these two objectives:

               1.   FY 2010 AOP Profit Before Tax (PBT)
               2.   FY 2010 AOP Cash Flow for the year

          (NOTE: Adjustment will be made to remove the effect of any accounting entries recorded during the 2010 fiscal year for items such as management fees, net restructuring charges, strategic acquisitions, other non-operating sources of expenses, income, etc. when comparing actual performance against AOP for the purpose of bonus calculations)

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     G.   The weighting of the two objectives will be seventy percent (70%) for the FY 2010 AOP PBT and thirty percent (30%) for the FY 2010 AOP Cash Flow.

III  COMPONENTS OF MICP BONUS OPPORTUNITY

     A. The AOP Target Bonus Opportunity (50% of the 100% TBO) for FY 2010 AOP PBT and Cash Flow

          (i) Performance against MICP objective (PBT and Cash Flow for both Baldwin and Food Blends) will be measured on a sliding scale that equates 80% achievement of each FY 2010 AOP MICP objective to a zero percent (0%) bonus and 100% achievement of each FY 2010 AOP MICP objective to fifty percent (50%) of the 100% TBO. (This 50% of the 100% TBO is called the AOP Target Bonus Opportunity.)

          (ii) The sliding scale means that each one percent (1%) achievement of a bonus objective in excess of 80% earns two and one-half percent (2.5%) of a participant's 100% TBO. For example, ninety percent (90%) achievement of each FY 2010 AOP MICP objective equates to a twenty-five percent (25%) attainment of the 100% TBO, and at one-hundred percent (100%) achievement of each FY 2010 AOP MICP objective this will equate to fifty percent (50%) attainment of the 100% TBO.

     B. Attaining Bonuses in excess of the AOP Target Bonus Opportunity (50% of the 100% TBO) with financial performances in excess of the FY 2010 AOP PBT and Cash Flow objectives.

          (i)  FY 2010 AOP PROFIT BEFORE TAX

               (a) If Baldwin achieves a consolidated profit before tax of 192% of the FY 2010 AOP Profit Before Tax objective, then the participant will attain the 100% TBO on this objective. In other words, at the FY 2010 AOP Profit Before Tax objective, the participant earns 50% of the 100% TBO (the AOP Target Bonus Opportunity), and this is then linearly scaled so the participant attains 100% of the 100% TBO at 192% achievement.

               (b) If Baldwin achieves a consolidated profit before tax of 343% of the FY 2010 AOP Profit Before Tax objective, then the participant will attain a 150% TBO on this objective. In other words, at a profit before tax of 192% of the FY 2010 AOP, the participant earns 100% of the 100% TBO, and this is then linearly scaled so the participant attains 150% of the 100% TBO at 343% achievement.

               (c) Beyond the 150% TBO, an additional profit before tax bonus opportunity has been provided in an amount equivalent to the reduced bonus amount due to the cap at less than 150% TBO on the Cash Flow objective. This additional bonus opportunity can be attained if Baldwin achieves a consolidated profit before tax of 440% of the FY 2010 AOP Profit Before Tax objective. In other words, at a profit before tax of 343% the participant earns 150% of the 100% TBO, and this is then linearly scaled so the participant attains 182% of the 100% TBO at 440%.

          (ii) FY 2010 AOP CASH FLOW

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               (a)  If Baldwin achieves a cash flow of 120% of the FY 2010 Cash
                    Flow objective, then the participant will attain 75% of the 100% TBO on this objective. In other words, at the FY 2010 AOP Cash Flow objective, the participant earns 50% of the 100% TBO, and this is then linearly scaled so the participant attains 75% of the 100% TBO at 120%.

               (b) 75% of the 100% TBO for the FY 2010 AOP Cash Flow objective is the maximum bonus that can be achieved on the cash flow objective. The remaining bonus amount between 75% and 100% of the 100% TBO as well as the portion due to the 150% maximum bonus for this objective has to be attained through the FY 2010 AOP PBT objective as noted in section III.B(i)(c) above.

     C. The calculations for total Company and Food Blends business unit MICP bonuses are independent of one another, as are the calculations for the percentage achievement against each FY 2010 AOP MICP objective. This means that there are a total of four (4) independent calculations associated with each participant's bonus for Food Blends including the total Company and business unit achievement calculations. For all other participants, there are two discrete calculations - one for total company PBT achievement and one for Cash Flow achievement.

IV   MICP FY 2010 OBJECTIVES

     A. The MICP provides that each eligible participant can earn a bonus upon the achievement of certain MICP performance goals. (The types of objectives are the same for both the total Company and the Food Blends business unit). For FY 2010, both total Company and the Food Blends business unit have two quantitative performance objectives whose purpose is to focus the Company's attention on earnings (through PBT) and on cash management (through an improvement in managing cash flow).

     B. FY 2010 total year AOP PBT will be weighted at 70%, while total year AOP Cash Flow will be weighted at 30%.

V    ADMINISTRATIVE

     A.   NEW PARTICIPANTS

          Any newly hired, promoted or transferred employee who was not in the MICP Plan and becomes eligible as a result of being newly hired, promoted or transferred will participate in the MICP on a pro-rated basis from the date of such occurrence. All new participants must be approved by the President & Chief Executive Officer (CEO) and Chief Financial Officer (CFO) of Baldwin.

     B.   TERMINATION, RETIREMENT OR DEATH

          Unless otherwise stipulated in a participant's employment agreement (which employment agreement has been approved by the Compensation Committee of the Board of Directors of the Company), a participant who terminates voluntarily or is terminated for just cause (or summary dismissal) prior to a payout of any bonus under this Plan as outlined in Section V.C below, will not receive payment under this Plan. In the case of retirement or death or involuntary termination of a participant before the fiscal year-end of the bonus plan year, payment will be made on a pro-rated basis consistent with the time such employee worked in the fiscal year.

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     C.   PAYOUT

          At fiscal year-end, actual financial performance results will be compared to the performance criteria, and the payout for each participant will be calculated using the foreign exchange rate in effect on June 30th of that fiscal year. Any payout from the Plan will occur with the first eligible pay period following the year-end earnings release but no later than December 31st following the end of the fiscal year.

     D.   PLAN CHANGES

          Unless otherwise stipulated in a participant's employment agreement (which employment agreement has been approved by the Compensation Committee of the Board of Directors of the Company), all information contained herein including the MICP targets and the payout of bonuses (either as a whole or individually) under this Plan may be changed as considered appropriate (for matters such as acquisitions, etc.) at the sole discretion of the President & CEO of the Company, provided that the changes to the Plan must be approved by the Compensation Committee of the Board of Directors of the Company.

     E.   CHANGE OF CONTROL

          In the event of involuntary separation of a participant within ninety
          (90) days of a Change of Control in the Company's ownership, payment will be made on a pro-rata basis consistent with the time such participant worked during the fiscal year.

     F.   AUTHORIZED BONUS PLAN

          This Management Incentive Compensation Plan is the only authorized bonus plan of Baldwin Technology Company, Inc. To the extent that any other bonus plans or agreements to pay an employee a bonus exist, based on corporate, business unit, personal, etc. performance, they must be communicated to the Director of Human Resources of Baldwin Technology Company, Inc, who will determine the appropriate disposition of those plans and eligibility of their participants for the MICP.